     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 16, 2002

                                                     REGISTRATION NO. 333-______

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                                 --------------

                           SABRE HOLDINGS CORPORATION
             (Exact name of registrant as specified in its charter)

              DELAWARE                                75-2662240
(State of other jurisdiction of           (I.R.S. Employer Identification No.)
incorporation or organization)
          3150 SABRE DRIVE
          SOUTHLAKE, TEXAS                             76092
(Address of principal executive offices)             (Zip Code)

        TRAVELOCITY HOLDINGS, INC. AMENDED 1999 LONG-TERM INCENTIVE PLAN
         TRAVELOCITY.COM LP SECOND AMENDED 1999 LONG-TERM INCENTIVE PLAN
             TRAVELOCITY HOLDINGS, INC. EMPLOYEE STOCK PURCHASE PLAN
                 TRAVELOCITY.COM LP EMPLOYEE STOCK PURCHASE PLAN
                            (Full title of the Plans)
                           ---------------------------

                                 James Brashear
                               Corporate Secretary
                           Sabre Holdings Corporation
                                3150 Sabre Drive
                             Southlake, Texas 76092
                                 (682) 605-1000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                               James D.C. Barrall
                                Latham & Watkins
                              633 West Fifth Street
                                   Suite 4000
                              Los Angeles, CA 90071
                                 (213) 485-1234
                              (213) 891-8763 (fax)

                                           CALCULATION OF REGISTRATION FEE
============================== ===================== ===================== ====================== ==================
                                                       Proposed Maximum      Proposed Maximum
Title of Securities to be      Amount of Shares to    Offering Price Per    Aggregate Offering        Amount of
Registered(1)                   be Registered (2)          Share(3)              Price(4)         Registration Fee
============================== ===================== ===================== ====================== ==================
Class A Common Stock,
par value $.01 per share
("Shares")                       1,444,580 Shares          $42.6808          $ 61,655,858.08         $ 5,672.34
                                 2,200,640 Shares          $39.3587          $ 86,614,419.12         $ 7,968.53
                                 1,108,430 Shares          $47.9450          $ 53,143,682.13         $ 4,889.22
                                    22,959 Shares          $47.9450          $  1,100,764.00         $   101.27
                                    54,754 Shares          $47.9450          $  2,625,196.00         $   241.83
                                 =========                                   ===============         ==========
Total                            4,831,363 Shares                            $205,139,919.32         $18,873.18


(1) In addition, pursuant to Rule 416(c) of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement covers an indeterminate amount of interests to be offered pursuant to the Plans.

(2) 4,831,363 shares of Class A Commons Stock, par value $.01 per share (the "Shares") issuable pursuant to various equity plans of Travelocity Holdings, Inc. and Travelocity.com LP, which plans are being assumed by Sabre Holdings Corporation, a Delaware corporation (the "Company") in connection with the merger of Travelocity Holdings Sub Inc. with and into Travelocity.com Inc, a wholly owned subsidiary of the Company (the "Merger") are being newly registered hereunder. The number of newly registered shares issuable pursuant to such plans has been calculated pursuant to the exchange ratio utilized in connection with the Merger. The newly registered shares are comprised of: (A) 1,444,580 Shares issuable pursuant to outstanding grants under the Travelocity Holdings, Inc. Second 1999 Long-Term Incentive Plan; (B) 2,200,640 Shares issuable pursuant to outstanding grants under the Travelocity.com LP Second Amended 1999 Long-Term Incentive Plan; (C) 1,108,430 Shares authorized but unissued under the Travelocity.com LP Second Amended 1999 Long-Term Incentive Plan; (D) 22,959 Shares issuable pursuant to the Travelocity Holdings, Inc. Employee Stock Purchase Plan; and (E) 54,754 Shares issuable pursuant to the Travelocity.com LP Employee Stock Purchase Plan. Pursuant to Rule 416 under the Securities Act, the amount registered hereunder includes an indeterminate number of shares of common stock that may be issued in accordance with the provisions of such plans in connection with any anti-dilution provisions or in the event of any change in the outstanding shares of common stock, including a stock dividend or stock split.

(3) Pursuant to Rule 457 of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon: (A) the weighed average exercise price per share ($42.4589) of outstanding options for 1,444,580 Shares under the Travelocity Holdings, Inc. Amended 1999 Long-Term Incentive Plan; (B) the weighed average exercise price per share ($39.2861) of outstanding options for 2,200,646 shares under the Travelocity.com LP Second Amended 1999 Long-Term Incentive Plan;
         (C) the average of the high and low prices of the Company's Shares as reported on the New York Stock Exchange on April 11, 2002 ($47.9450) for 1,108,430 Shares authorized but unissued pursuant to the Travelocity.com LP Second Amended 1999 Long-Term Incentive Plan; (D) the average of the high and low prices of the Company's Shares as reported on the New York Stock Exchange on April 11, 2002 ($47.9450) for 22,959 Shares issuable pursuant to the Travelocity Holdings, Inc. Employee Stock Purchase Plan; and (E) the average of the high and low prices of the Company's Shares as reported on the New York Stock Exchange on April 11, 2002 ($47.9450) for 54,754 Shares issuable pursuant to the Travelocity.com LP Employee Stock Purchase Plan. In all cases, the weighted average exercise price per share has been calculated in accordance with the exchange ratio utilized in the Merger.

(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act.

                                     PART I

                  This Registration Statement on Form S-8 is filed by the Company, relating to 4,831,363 Shares to be made available pursuant to the terms of the Travelocity.com LP Second Amended 1999 Long-Term Incentive Plan, Travelocity Holdings, Inc. Amended 1999 Long-Term Incentive Plan, Travelocity.com LP Employee Stock Purchase Plan and Travelocity Holdings, Inc. Employee Stock Purchase Plan (collectively, the "Plans").

                                     PART I

Item 1.           Plan Information

                  Not required to be filed with this Registration Statement.

Item 2.           Registration Information and Employee Plan Annual Information

                  Not required to be filed with this Registration Statement.

                                     PART II

Item 3.           Incorporation of Documents by Reference

                  The following documents filed with the Securities and Exchange Commission (the "Commission") by the Company, are incorporated as of their respective dates in this Registration Statement by reference:

                  A. The Company's Annual Report on Form 10-K filed February 28, 2002 (File No. 001-12175), for the fiscal year ended December 31, 2001.

                  B. All reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above.

                  C. The description of the Shares contained in the Registrant's Registration Statement on Form 8-A, as filed with the Commission on September 16, 1996, which incorporated by reference the section titled "Description of Capital Stock" contained in the Prospectus filed as part of the Registrant's Registration Statement on Form S-1 (File No. 333-09747).

                  All documents filed by the Company or by the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents.

                  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.           Description of Securities

                  Not applicable.

Item 5.           Interests of Named Experts and Counsel

                  Not applicable.

Item 6.           Indemnification of Directors and Officers

                  Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify directors and officers and certain other individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any such person in connection with any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) in which such person is involved because such person is a director or officer of the corporation, if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. No indemnification shall be made to an officer or director or other qualified individual if such person shall have been adjudged to be liable to the corporation unless such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interest of the corporation and only to the extent the Court of Chancery of the State of Delaware or the court in which such action or suit was brought, determines that despite the adjudication of liability such person is fairly and reasonably entitled to such indemnification. If such person is successful on the merits or otherwise in defense of any action, then Section 145 provides that such person shall be indemnified against expenses including attorneys' fees actually and reasonably incurred by that person in connection therewith. Section 102(b)(7) of the DGCL provides that the liability of a director may not be limited or eliminated for the breach of such director's duty of loyalty to the corporation or its stockholders, for such director's intentional acts or omissions not in good faith, for such director's concurrence in or vote for an unlawful payment of a dividend or unlawful stock purchase or redemption or for any improper personal benefit derived by the director from any transaction.

                  The Bylaws of the Company provide that the Company will indemnify any person who was or is a party (or is threatened to be made a party) to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to serve at the request of the Company as a director or officer of the Company, or is or was serving or has agreed to serve at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. The Company's Bylaws further provide that the Company may indemnify any person who was or is a party (or is threatened to be made a party) to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to become an employee or agent of the Company, or is or was serving or has agreed to serve at the request of the Company as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity.

                  The indemnification referred to in the preceding paragraph will be from and against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom. However, such indemnification will only be provided if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Notwithstanding the preceding two sentences, in the case of an action or suit by or in the right of the Company to procure a judgment in its favor (a) the indemnification referred to in this paragraph will be limited to expenses (including attorneys' fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (b) no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the Company unless, and only to the extent that, the Delaware Court of Chancery (or the court in which such action or suit was brought) determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery (or such other court) deems proper. To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, he or she will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. Expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding will be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it will ultimately be determined that he or she is not entitled to be indemnified by the Company. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Company's Board of Directors deems appropriate.

                  The indemnification described in the preceding two paragraphs will not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw of the Company, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of the heirs, executors and administrators of such a person. The Company will purchase and maintain insurance on behalf of any person who is or was or has agreed to serve at the request of the Company as a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against, and incurred by, him or her or on his or her behalf in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of the Company's Bylaws; provided, however, such insurance must be available on acceptable terms, which determination shall be made by a vote of a majority of the Company's Board of Directors.

Item 7.           Exemption from Registration Claimed

                  Not applicable.

Item 8.           Exhibits

                  A list of exhibits included as part of this Registration Statement is set forth on the Exhibit Index appearing elsewhere herein and is incorporated herein by reference.

Item 9.  Undertakings

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)      To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southlake, State of Texas, on April 16, 2002.

                                          SABRE HOLDINGS CORPORATION


                                          By: /s/ James F. Brashear
                                             -----------------------------------
                                             James F. Brashear
                                             Corporate Secretary





                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned constitutes and appoints James Brashear his true and lawful attorney-in-fact and agent, with full power of substitution and reimbursement, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the registrant and in the capacities indicated as of April 12, 2002.

              Signature                                Title
              ---------                                -----

   /s/ William J. Hannigan            Chairman of the Board of Directors,
----------------------------------    President and Chief Executive
    William J. Hannigan               Officer (Principal Executive Officer)


   /s/ Jeffery M. Jackson             Executive Vice President,
----------------------------------    Chief Financial Officer and Treasurer
    Jeffery M. Jackson                (Principal Financial Officer and Principal
                                      Accounting Officer)

   /s/ Paul C. Ely, Jr.               Director
----------------------------------
    Paul C. Ely, Jr.

              Signature                                   Title
              ---------                                   -----

   /s/ Bob L. Martin                                     Director
----------------------------------
    Bob L. Martin

                                                         Director
----------------------------------
    Glenn W. Marschel, Jr.


   /s/ Mary Alice Taylor                                 Director
----------------------------------
    Mary Alice Taylor


                                                         Director
----------------------------------
    Richard L. Thomas


   /s/ David Dorman                                      Director
----------------------------------
    David Dorman


   /s/ Royce S. Caldwell                                 Director
----------------------------------
    Royce S. Caldwell


   /s/ Pamela Strobel                                    Director
----------------------------------
    Pamela Strobel

                  Pursuant to the requirements of the Securities Act of 1933, as amended, the Plans, as applicable, have duly caused this Registration Statement to be signed on such Plans behalf by the undersigned, thereunto duly authorized, in the City of Southlake, State of Texas, on April 15, 2002.

                         TRAVELOCITY HOLDINGS, INC.
                         EMPLOYEE STOCK PURCHASE PLAN

                               By: The Compensation/Nomination Committee of the Board of Directors of Sabre Holdings Corporation, acting as Plan Administrator,

                                    /s/ Royce S. Caldwell
                                    --------------------------------------------
                                    Royce S. Caldwell

                                    /s/ David Dorman
                                    --------------------------------------------
                                    David Dorman

                                    /s/ Paul Ely
                                    --------------------------------------------
                                    Paul Ely


                                    --------------------------------------------
                                    Glenn W. Marschel, Jr.

                                    /s/ Bob L. Martin
                                    --------------------------------------------
                                    Bob L. Martin, Chairman

                                    /s/ Pamela Strobel
                                    --------------------------------------------
                                    Pamela Strobel

                                    /s/ Mary Alice Taylor
                                    --------------------------------------------
                                    Mary Alice Taylor


                                    --------------------------------------------
                                    Richard L. Thomas

                         TRAVELOCITY.COM LP EMPLOYEE
                         STOCK PURCHASE PLAN

                               By: The Compensation/Nomination Committee of the Board of Directors of Sabre Holdings Corporation, acting as Plan Administrator,

                                    /s/ Royce S. Caldwell
                                    --------------------------------------------
                                    Royce S. Caldwell

                                    /s/ David Dorman
                                    --------------------------------------------
                                    David Dorman

                                    /s/ Paul Ely
                                    --------------------------------------------
                                    Paul Ely


                                    --------------------------------------------
                                    Glenn W. Marschel, Jr.

                                    /s/ Bob L. Martin
                                    --------------------------------------------
                                    Bob L. Martin, Chairman

                                    /s/ Pamela Strobel
                                    --------------------------------------------
                                    Pamela Strobel

                                    /s/ Mary Alice Taylor
                                    --------------------------------------------
                                    Mary Alice Taylor


                                    --------------------------------------------
                                    Richard L. Thomas

                                  EXHIBIT INDEX


4.1 Second Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000)

4.2 Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30,
         2001)

4.3 Specimen Certificate representing Class A Common Stock (incorporated by reference to Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000)

4.4 Travelocity Holdings, Inc. Amended 1999 Long-Term Incentive Plan and the first amendment thereto, effective April 10, 2002

4.5 Travelocity.com LP Second Amended 1999 Long-Term Incentive Plan and the first amendment thereto, effective April 11, 2002

4.6 Travelocity Holdings, Inc. Employee Stock Purchase Plan and the first amendment thereto, effective April 10, 2002

4.7 Travelocity.com LP Employee Stock Purchase Plan, the amendment thereto, effective July 17, 2001 and the first amendment thereto, effective April 11, 2002

5.1      Legal Opinion of Latham & Watkins

23.1     Consent of Latham & Watkins (1)

23.2     Consent of Ernst & Young LLP, Independent Auditors

24.1     Power of Attorney (2)



(1)  Included in Exhibit 5.1.
(2)  Included on the signature page